Exhibit 99.1

For Immediate Release

Contacts:

Brad Holmes, Investor Relations (713) 654-4009; or Andrew Clifford, President (713) 458-1560; or Michael Aldridge, CFO (713) 458-1560

Website:

www•saratogaresources•com

Saratoga Resources Announces Appointment of John Ebert

as Vice President – Finance and Business Development

Houston, TX – November 19, 2013 – Saratoga Resources, Inc. (NYSE MKT: SARA; the “Company” or “Saratoga”) today announced the appointment of John Ebert as Vice President – Finance and Business Development.

Mr. Ebert joined the Company in August 2013 in a business development capacity to strengthen the Company’s asset evaluation capabilities and to advise management on the valuation and financing of accretive acquisition opportunities and, since joining the Company, has played an integral role in each of those areas as well as in the Company’s corporate finance functions.

Mr. Ebert has more than 22 years of industry experience in finance, business development and reservoir engineering with a focus in the Gulf Coast region.  Included in his broad experience, Mr. Ebert has served in production engineering and reservoir engineering roles, among others, with Marathon Oil and Halliburton Energy Services, and adding the role of Vice President of Finance at Woodside Energy (USA).  Mr. Ebert also has energy industry lending experience, serving as a member of the Energy Lending Group, and Vice President, of Hibernia National Bank.  Mr. Ebert holds a degree in Petroleum Engineering from the University of Tulsa.

Thomas Cooke, Chairman and Chief Executive Officer, stated, “John has been a valuable addition to our team and we are pleased to expand his role to lead our overall corporate finance function.  John’s background as a petroleum engineer with broad experience both within our industry and in the banking industry make him well suited to his new expanded role.”

About Saratoga Resources

Saratoga Resources is an independent exploration and production company with offices in Houston, Texas and Covington, Louisiana.  Principal holdings cover 52,102 gross/net acres, mostly held by production, located in the transitional coastline and protected in-bay environment on parish and state leases of south Louisiana and in the shallow Gulf of Mexico Shelf. Most of the company's large drilling inventory has multiple pay objectives that range from as shallow as 1,000 feet to the ultra-deep prospects below 20,000 feet in water depths ranging from less than 10 feet to a maximum of approximately 80 feet. For more information, go to Saratoga's website at www.saratogaresources.com and sign up for regular updates by clicking on the Updates button.

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